[SCHWARTZ LEVITSKY FELDMAN LLP]


                                            August 3, 2000



Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Goran Capital Inc. (the "Company") and under the date of March 14, 2000, except for Note 23, which is as of March 23, 2000, we reported on the consolidated financial statements of the Company, as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998. On August 3, 2000, we resigned as the principal accountants of the Company.

We have read the Company's statements included under Item 4 of its Form 8-K dated August 4, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the appointment of BDO Seidman, LLP ("BDO") was made by the Company's Board of Directors and approved by its Audit Committee; and neither management nor anyone on its behalf consulted with BDO regarding the application of accounting principles to a specific transaction, either completed or proposed , or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company, that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue during the Company's two most recent fiscal years and the subsequent interim period prior, to engaging BDO.

Very truly yours,

SCHWARTZ LEVITSKY FELDMAN LLP



Per:  Katherine Evans, C.A.
        Partner

KE/av